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Exhibit 99.1

Ticketmaster Reports 58% Gain in Adjusted EBITDA*

In the First Quarter of 2002

Ticketmaster Internet Sales Climb to 38% of Total Ticket Sales

Match.com Paid Subscribers Increase to 527,662 Members,
An Increase of 178% Over the Year Ago Quarter

Citysearch Unique Users Hit a Record 7.1 Million in March 2002

Los Angeles, CA—April 23, 2002—Ticketmaster (NASDAQ: TMCS) today released first quarter results for the period ended March 31, 2002.

Revenues in the first quarter of 2002 increased 8.6 percent over the comparable year ago period to $185.9 million. Adjusted EBITDA* in the first quarter of 2002 was $29.7 million, compared to Adjusted EBITDA of $18.8 million in the year ago quarter, an improvement of 58.4 percent. Cash EPS** was $0.11 per share compared with $0.06 per share in the year ago quarter.

On a GAAP basis and including the effect of the accounting change discussed further below, in the first quarter of 2002 the Company reported a net loss of $119.7 million, or $0.84 per diluted share, compared with a net loss of $39.6 million, or $0.28 per diluted share in the year ago quarter. For a complete presentation of the results, please see the financial tables attached to this press release.

(*Adjusted EBITDA—earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net, other income and expenses and cumulative effect of accounting change. **Cash EPS—basic earnings per share before cumulative effect of accounting change excluding amortization, merger and other non-recurring charges, equity in income/loss of unconsolidated affiliates, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation and investment losses, net).

Financial Results

	Three Months Ended March 31,
$ in thousands
	2002	2001	Change
Revenues
Ticketing operations	$153,379	$150,108	2.2%
Personals	25,265	8,544	195.7%
City guide	7,275	12,384	-41.3%
Other	0	149	NM

Total Revenue	$185,919	$171,185	8.6%

	Three Months Ended March 31,
$ in thousands
	2002	2001	Change
Adjusted EBITDA
Ticketing operations	$33,685	$30,233	11.4%
Personals	6,872	264	2,503.0%
City guide	(7,990)	(9,000)	11.2%
Corporate and other	(2,865)	(2,744)	-4.4%

Total Adjusted EBITDA	$29,702	$18,753	58.4%

        "We are pleased with the performance of each of our businesses. Ticketing saw its penetration of the Internet continue to grow, Match.com's performance underscored the growth potential and our leadership within this new online category and Citysearch continued to ramp up its users base," said John Pleasants, president and chief executive officer. "With our strong first quarter results, we continue to execute well against our short- and long-term objectives."

First Quarter Highlights Include:

  •
  Ticketmaster was named the official ticketing provider and supporter of the Athens 2004 Olympic Games.

  •
  Ticketmaster expanded into Scotland to become the premier provider of ticketing services to Scotland's DF Concerts.

  •
  Match.com ended the quarter with total paid subscribers of 527,622, an increase of 178.4 percent over the year ago period and an increase of 38.1 percent over the end of the fourth quarter of 2001.

  •
  Match.com acquired Soulmates Technology, a leading international provider of online personals technology.

  •
  Citysearch unique users climbed to 7.1 million in March 2002, an increase of 77.9 percent over March 2001.

Ticketing Operations

	Three Months Ended March 31,
	2002	2001	Change
Total tickets sold (in thousands)	23,946	23,583	1.5%
Total gross transaction value (in millions)	$997.2	$937.1	6.4%
Revenue per ticket	$5.97	$5.96	0.2%
Tickets sold online	37.8%	29.5%	8.3
Online ticketing revenue (in millions)	$62.2	$49.6	25.3%

        First quarter revenues from Ticketing operations were $153.4 million, compared with $150.1 million in the year ago quarter, an increase of 2.2 percent. The revenue increase primarily reflects an increase in the number of tickets sold. The year over year tickets sold and revenue comparisons in the first quarter were also impacted by the deconsolidation of our Australia joint venture which contributed approximately 685,000 tickets and $3.1 million in revenue in the first quarter of 2001. In addition, ReserveAmerica recorded strong sales in the first quarter of 2002 primarily reflecting the addition of the State of Florida campgrounds.

        "We were particularly pleased with our percentage of tickets sold online as well as our ticket volume growth, which was 4.6 percent after factoring out the deconsolidation of Australia tickets, as these represent our key strategies for driving growth in our core ticketing business," said Pleasants. "We are also pleased with the progress we have made in the development of our new ticketing products that enable online season ticket renewal, ticket forwarding and consumer to consumer buying and selling. ticketFast™, our technology that allows us to create an electronic ticket, is now installed in 70 venues."

        Adjusted EBITDA from Ticketing operations in the first quarter of 2002 was $33.7 million compared with $30.2 million, an increase of 11.4 percent. The increase in Adjusted EBITDA during the quarter was due to the Company's improved profitability in both its domestic and international businesses, and reflects the Company's strategy to increase the volume of tickets sold, reduce the variable cost associated with selling tickets, and leverage its fixed cost base in all of its geographic markets.

Personals (Match.com and Affiliates)

	Three Months Ended March 31,
	2002	2001	Change
Paid subscriber level at quarter end	527,662	189,532	178.4%
Registrations	2,911,700	1,054,729	176.1%
New subscriptions (first time subscriptions)	342,405	121,659	181.4%
Conversion rate—registrations to subscription	11.8%	11.5%	0.3

        First quarter revenue from the personals business was $25.3 million compared with $8.5 million in the year ago period, an increase of 195.7 percent. Adjusted EBITDA in the first quarter increased to $6.9 million, from $0.3 million a year ago, reflecting the positive seasonality effect of the first quarter, strong results from Match.com's offline and online advertising efforts, deepening relationships with key partners such as AOL and MSN and the increasing acceptance of online personals.

        "We are very pleased with the response to our advertising efforts and we plan to further build the Match.com brand though advertising, both online and traditional media," said Pleasants. "We are also broadening our reach through new diversified distribution channels and enhanced relationships such as our recent agreements with Excite, iWon, Talk City and BET Interactive."

City Guide

	Three Months Ended March 31,
(in millions)
	2002	2001	Change
Citysearch unique users (March)	7.1	4.0	77.9%
Citysearch pageviews (average monthly)	102.7	64.6	58.9%

        Revenue from City guide operations was $7.3 million in the first quarter of 2002, a 41.3 percent decrease from $12.4 million in the comparable year ago period. The decrease in revenue is due to the combination of continued softness in the online advertising market, the Company's strategy to focus only on revenue opportunities with clear margin potential, and the anticipated loss of a major advertising relationship from the year-ago period. Adjusted EBITDA from City guide operations in the first quarter was a loss of $8.0 million compared with a loss of $9.0 million a year ago, an 11.2 percent improvement, reflecting Citysearch's initiatives to reduce operating costs.

        "Citysearch continued to tightly control expenses while improving content and driving usage," said Pleasants. "We are confident that some of the new features we will be adding later this year, such as special offers, will help to drive incremental revenue and further broaden the appeal of the site. While the online advertising market continues to be difficult, we are encouraged by Citysearch's rapid user growth. Our opportunity is to leverage this increase in users with advertisers."

        Evite's unique users in March 2002 were 1.5 million, an increase of 81.2 percent over year ago period. In first quarter of 2002, Evite sent more than 7.7 million invitations, a 59.2 percent increase over the first quarter of 2001.

Audience and Traffic Highlights

        Total online network traffic grew significantly during the quarter to an estimated 2.8 billion page views, a 25.9 percent increase from the preceding quarter. In March, according to Jupiter Media Metrix, Ticketmaster's sites had a combined reach of 17.6 million unique users, an increase of 86.3 percent from the year ago period and an increase of 41.2 percent over December 2001. The March 2002 results represent a combined reach among home and work users of 15.4 percent of total US Internet users.

Ticketmaster Advertising on USA Networks

        During the quarter USA Networks, Inc. provided advertising and promotional support to Ticketmaster as well as to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $3.5 million in the first quarter of 2002 related to such support.

Adoption of New Accounting Rules for Goodwill

        Effective January 1, 2002, the Company adopted the new accounting rules for goodwill and other intangible assets. The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion related thereto. Application of the new measurement criterion at the effective date indicated an impairment of the goodwill and the Sidewalk intangible related to the City guide segment and the Company recorded a total impairment charge of $114.8 million as the cumulative effect of an accounting change. Although Citysearch is expected to generate positive cash flows in the future, the cash flow discounting technique required by the new rules did not support its carrying value prior to the changes. The amount of goodwill amortization that would have been recorded during 2002 but is eliminated under the new accounting rules is approximately $98.4 million.

Outlook

        Ticketmaster has previously filed on Form 8-K dated January 28, 2002 a summary of its 2002 revised financial budget by quarter for each of its reporting segments and the Company overall. Relative to this revised budget, the Company currently notes the following trends and expectations:

Overall

  •
  The Company currently expects that it will achieve its overall revenue, Adjusted EBITDA, and Cash EPS budget for the balance of the year.

Ticketing

  •
  The Company currently believes the revenue and Adjusted EBITDA budgeted for the balance of the year are consistent with current trends and this continues to represent a reasonable estimate for future performance.

Personals

  •
  Based on Q1 subscriber growth and financial performance, the Company currently believes it is on track to exceed its full year 2002 revenue and Adjusted EBITDA budget for the Personals business by approximately 40 percent and 20 percent, respectively.

  •
  The expectation that revenue performance relative to budget exceeds Adjusted EBITDA performance relative to budget is consistent with the Company's strategy of managing for both long-term growth and current profitability. A portion of the Company's better than expected revenue performance is expected to result in better than expected Adjusted EBITDA, and a portion is expected to be re-invested in the business, especially in building Match.com's brand name and international business.

City guide

  •
  Based on the City guide business's Q1 sales and financial performance, the Company currently believes it is tracking approximately 15 percent below its revenue and Adjusted EBITDA budget for the full year 2002. The primary cause of the slightly worse than expected results is the continued weakness in the Internet advertising market and advertising sales results below previously expected levels.

Other items

  •
  The Company believes that its budgeted levels for non-cash advertising provided by USA Networks, non- cash compensation, interest income/expense and equity in net income/loss of unconsolidated affiliates are reasonable estimates for the balance of the year.

  •
  Due to the Soulmates Technology acquisition, the Company expects its depreciation expense will increase for the remainder of 2002 by approximately 10 percent over budgeted levels.

  •
  The cumulative effect of the accounting charge in the amount of $114.8 million from the adoption of the new accounting rules for goodwill and other intangible assets was recorded in the first quarter of 2002. Such amount is within the range previously disclosed. Amortization expense related to intangible assets is expected to be approximately 7 percent lower than previously budgeted due to the adoption of these new accounting rules.

  •
  Weighted average shares outstanding is expected to be higher than previously disclosed due to heavier than anticipated stock option exercises and the Soulmates Technology acquisition.

        The Company's comments on its Outlook are based on the expectations of the Company as of the date of this release and the Company undertakes no obligation to update these statements. The Company's actual results could differ materially from those implied by these statements. These statements do not include the impact of any mergers, acquisitions or other business combinations that may be completed after April 23, 2002. Please see the Section entitled: Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 below.

Investor Conference Call

        The Company will host a conference call to discuss its first quarter results which is open to all parties. The call will be held on Tuesday, April 23, 2002 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (712) 257-0400 (toll call) and use pass code Ticketmaster or listen on the Web at www.abouttmcs.com.

        Replays of the conference call will begin approximately one hour after its completion and will run until 4:00 p.m. Central Time on April 30, 2002. To hear the replay, parties in the United States and Canada should call (402) 202-4608 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

Media Conference Call

        The Company will host a conference call for the media to discuss its first quarter results which is open to all parties. The call will be held on Tuesday, April 23, 2002 at 5:45 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (773) 756-4600 (toll call) and use pass code Ticketmaster First Quarter or listen on the Web at www.abouttmcs.com.

        Replays of the conference call will begin approximately one hour after its completion and will run until 5:00 p.m. Eastern Time on April 30, 2002. To hear the replay, parties in the United States and Canada should call (402) 220-2648 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

About Ticketmaster

        Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sold 86.7 million tickets in 2001 valued at more than $3.6 billion, through approximately 3,300 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 7,000 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters and is the official ticketing provider and supporter of the Athens 2004 Olympic Games. The Company also operates Match.com, the premier online matchmaking service, Citysearch, a leading online local network enabling people to get the most out of their city and ReserveAmerica, the number one access point for recreation. Headquartered in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (NASDAQ: USAI) and is a part of its Interactive Group.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online-Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; the risk to its stock price associated with the Company's anti-takeover provisions; and the risk associated with ongoing litigation and governmental investigations relating to the Company's business practices. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

        Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

TICKETMASTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$194,130	$142,891
Marketable securities	2,667	5,883
Accounts receivable, ticket sales	37,234	29,696
Accounts receivable, trade	23,134	23,695
Contract advances	19,139	12,061
Due from USA and affiliates	304	—
Prepaid expenses and other current assets	14,057	12,144

Total current assets	290,665	226,370
Property, equipment and leasehold improvements, net	71,836	75,604
Goodwill	769,092	827,518
Other intangibles, net	135,667	205,242
Other assets	54,333	59,494
Deferred income taxes, net	583	127

Total assets	$1,322,176	$1,394,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$584	$790
Accounts payable, trade	11,476	16,151
Accounts payable, clients	129,785	102,011
Accrued expenses	68,343	65,358
Due to USA and affiliates	—	2,714
Deferred revenue	22,442	20,909

Total current liabilities	232,630	207,933
Long-term debt, net of current portion	729	752
Other long-term liabilities	13,485	17,149
Minority interest	932	755
Stockholders' equity:
Common stock	1,429	1,418
Additional paid-in capital	1,732,891	1,706,686
Accumulated deficit	(656,109)	(536,396)
Accumulated other comprehensive loss	(3,811)	(3,942)

Total stockholders' equity	1,074,400	1,167,766

Total liabilities and stockholders' equity	$1,322,176	$1,394,355

TICKETMASTER

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2002	2001
	(unaudited)
Revenues:
Ticketing operations	$153,379	$150,108
Personals	25,265	8,544
City guide	7,275	12,384
Other	—	149

Total revenues	185,919	171,185

Operating costs and other expenses:
Ticketing operations	95,691	94,099
Personals operations	9,230	2,679
City guide operations	7,178	10,864
Other	—	142
Sales and marketing	21,036	21,840
General and administrative	30,590	27,239
Depreciation and amortization	24,833	51,107

Total operating costs and other expenses	188,558	207,970

Loss from operations	(2,639)	(36,785)

Other (income) expenses:
Interest income	(243)	(575)
Interest expense	121	1,649
Equity in net income of unconsolidated affiliates	(160)	(515)

Total other (income) expenses	(282)	559

Loss before income taxes and minority interest and cumulative effect of accounting change	(2,357)	(37,344)
Minority interest in income (loss)	177	(553)
Income tax provision	2,387	2,842

Loss before cumulative effect of accounting change	(4,921)	(39,633)
Cumulative effect of accounting change	(114,792)	—

Net loss	$(119,713)	$(39,633)

Basic and diluted loss per share before cumulative effect of accounting change	$(0.03)	$(0.28)
Cumulative effect of accounting change	(0.81)	—

Basic and diluted net loss per share	$(0.84)	$(0.28)

Shares used to compute basic and diluted loss per share before cumulative effect of accounting change and basic and diluted net loss per share	142,300	141,067

TICKETMASTER

SUPPLEMENTAL FINANCIAL INFORMATION (a)

(in thousands, except per share information)

	Three Months Ended March 31,
	2002	2001
	(unaudited)
Reconciliation of Loss from Operations to Adjusted EBITDA
Loss from operations	$(2,639)	$(36,785)
Depreciation and amortization	24,833	51,107
Advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster	3,463	4,087
Non-cash compensation	4,045	344

Adjusted EBITDA (b)	$29,702	$18,753

Reconciliation of Cash EPS
Basic and diluted loss per share before cumulative effect of accounting change	$(0.03)	$(0.28)
Amortization per share	0.10	0.31
Advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster per share	0.02	0.03
Non-cash compensation per share	0.03	0.00
Equity in net income of unconsolidated affiliates per share	0.00	0.00

Cash EPS (c)	$0.11	$0.06

Shares used to compute basic and diluted loss per share before cumulative effect of accounting change and Cash EPS	142,300	141,067

Notes:

(a)
The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles. Due to rounding of individual line items, numbers may not add.

(b)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates, investments losses, net, other income/expense and cumulative effect of accounting change.

(c)
Cash EPS is defined as basic earnings per share before cumulative effect of accounting change excluding amortization, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates and investment losses, net.

For More Information:

Media:
Kandus Kane, Ticketmaster, 213-639-8821; kandus.kane@ticketmaster.com
Eric Jaffe, Ticketmaster, 213-639-8823; eric.jaffe@ticketmaster.com

Investors:

Mary McAboy, Ticketmaster, 213-639-8819; mary.mcaboy@ticketmaster.com

Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard,
Los Angeles, California, 90010; 213-639-6100; info@citysearch.com.

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In the First Quarter of 2002
TICKETMASTER CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
TICKETMASTER CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)
TICKETMASTER SUPPLEMENTAL FINANCIAL INFORMATION (a) (in thousands, except per share information)